Exhibit 99.1

UTStarcom Announces Corporate Initiatives to Improve Financial Performance

Initiatives Anticipated to Accelerate Return to Profitability

Actions Expected to Bring Annualized Operating Expenses under $100M

ALAMEDA, Calif., June 11, 2009 - UTStarcom, Inc. (Nasdaq: UTSI) today announced a series of corporate initiatives that are expected to focus the company resources on the products and regions likely to drive revenue growth and where UTStarcom has a strong competitive advantage.

The company’s initiatives will also bring its annualized operating expenses below $100 million representing a greater than 50% reduction from current levels.  The savings will result from a series of initiatives that are designed to improve the company’s business model and, by the end of this year, reduce the employee headcount to less than 2,000 marking a greater than 50% reduction from the current level. The company expects the majority of these measures will be initiated in the third quarter of 2009 and will be completed by the end of the fourth quarter 2009.

“Today’s announcement represents a significant change in our business model.  Collectively, these initiatives are aimed at returning UTStarcom to profitability as quickly as possible,” said Peter Blackmore, UTStarcom’s CEO and president. “However, it does not fundamentally change our strategy which continues to focus on IP-based products in our major markets of China and India. We remain committed to maintaining our essential R&D and sales capabilities to help us achieve growth in our IP-based infrastructure products. ”

The significant aspects of the initiatives include:

•	In the fourth quarter of 2009, the company plans to outsource its manufacturing operation to benefit from a variable cost business model and improve the company’s cash flow cycles.

•	The company plans to optimize its R&D spending by focusing on selected products. R&D remains a strategic priority for UTStarcom and it

UTStarcom Inc.

1275 Harbor Bay Parkway

Alameda, CA  94502

will continue to invest in products with technological differentiation likely to drive revenue growth and improved gross margins.

•	The company plans to aggressively continue its rationalization of facility locations and general administrative costs while maintaining a strategic presence in the most attractive markets.

Restructuring Charge

In the second quarter of 2009, the company expects to incur a restructuring charge of approximately $40 - $45 million, primarily consisting of one-time severance benefits. The company expects the cash impact related to these charges will occur in the third and fourth quarters of 2009.

Conference Call

The company will host a conference call to discuss the announcements. The call will take place at 2:00 p.m. (PDT) / 5:00 p.m. (EDT) today, June 11, 2009

The conference call dial-in numbers are: United States and Canada 888-889-1058; International 706-634-2327. The conference ID number is 1404-5024.

A replay of the call will be available for 30 days. The conference call replay numbers are as follows: United States — 800-642-1687; International — 706-645-9291. The conference ID number is 1404-5024.

Investors will also have the opportunity to listen to the conference call and the replay over the Internet through the investor relations section of UTStarcom’s Web site at: http://www.utstar.com.

To listen to the live call, please go to the Web site at least 15 minutes early to register, and to download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will also be available on this site.

Forward-Looking Statements

This release includes forward-looking statements, including the foregoing statements regarding the company’s plan to reduce its operating expenses and its global employee base, including the expected timing for completion of the various aspects of the plan and the resulting magnitude and timing of expense reductions, the company’s ability to establish and execute its new business model, expectations that management’s plan will protect the company’s most strategically important R&D investments, customer relationships and product areas, and the expected amount and timing of restructuring charges associated with the plan. These statements are forward-looking in nature and subject to risks and uncertainties that may cause actual results to differ materially, including but not limited to the risks that the company may not be able to implement its plan effectively, the company may incur charges and cash expenditures in connection with its plan that are higher than anticipated or in other fiscal periods than anticipated, the plan may not strengthen the company’s operating performance, the company may not achieve anticipated cost savings due to increased expenses in other areas of its business, and other risks identified in the company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission.  All forward-looking statements included in this release are based upon information available to the Company as of the date of this Form 8-K, which may change, and we assume no obligation to update any such forward-looking statement.

About UTStarcom, Inc.

UTStarcom is a global leader in IP-based, end-to-end networking solutions and international service and support. The company sells its solutions to operators in both emerging and established telecommunications markets around the world. UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient, end-to-end IP networks. The company was founded in 1991 and is headquartered in Alameda, California.  For more information about UTStarcom, visit the company’s Web site at http://www.utstar.com.

# # #

Company Contacts

Barry Hutton

Senior Director, Investor Relations

UTStarcom, Inc.

(510) 769-2807

barry.hutton@utstar.com